Exhibit 99

December 2, 2009

Contact:	Shelee M.T. Kimura	(808) 543-7384 Telephone
	Manager, Investor Relations &	(808) 203-1164 Facsimile
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK SELLS SECURITIES TO REDUCE RISK

HONOLULU – American Savings Bank, F.S.B., a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE) today reported that it sold all but $0.6 million of its private-issue mortgage-related securities (PMRS) portfolio. “The securities were backed by mainland mortgages and it was unclear when mainland residential markets might recover. The improvement in the bond markets gave us the opportunity to liquidate these securities, reduce the bank’s overall credit risk and improve the prospects for more consistent future earnings support from the bank for HEI’s dividend,” said Constance H. Lau, HEI president and chief executive officer.

The PMRS were purchased primarily to manage liquidity and interest rate risk. With the unprecedented decline in the national real estate market over the last year, the credit quality of the PMRS portfolio declined causing management to evaluate strategies to reduce credit risk from this portfolio. As of December 1, 2009, the bank sold $225 million of PMRS with a weighted-average yield of 5.19% as of October 31, 2009. The bank will report an after-tax charge of $19 million in HEI’s fourth quarter 2009 earnings, consistent with the $19 million of after-tax unrealized losses on the PMRS portfolio previously recorded in the bank’s equity as of September 30, 2009.

“Despite the charge on the sale of the securities, the bank’s operations are performing well and core profitability has improved. Credit quality in the bank’s $4 billion, primarily Hawaii-based loan portfolio remains strong and the bank’s equity position is solid,” added Lau.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as expects, anticipates, intends, plans, believes, predicts, estimates or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they

Hawaiian Electric Industries, Inc. News Release

December 2, 2009

do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” discussion (which is incorporated by reference herein) set forth on pages iv and v of HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. Forward-looking statements speak only as of the date of this release.